Exhibit 99.3

FY 2018 Q1 Earnings Release Conference Call Transcript
November 6, 2017

Information presented was current only as of the date of the conference call, and may have subsequently changed materially. ScanSource, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION
Operator:
Welcome to the ScanSource Quarterly Earnings Conference Call. Today's call is being recorded. If anyone has any objections, you may disconnect at this time. I'd now like to turn the call over to Mary Gentry, Vice President, Treasurer and Investor Relations. Ma'am, you may begin.
Mary M. Gentry, Vice President, Treasurer and Investor Relations:
Thank you, and welcome to ScanSource's Earnings Conference Call for the Quarter Ended September 30, 2017. With me today are Mike Baur, our CEO; and Gerry Lyons, our CFO. We will review our operating results for the quarter, and then take your questions.
A slide presentation that accompanies our comments and webcast is posted in the Investor Relations section of our website. Certain statements made on this call, including our expectations for sales and earnings for our second quarter 2018 will be forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, those factors identified in the earnings release that we put out today and in ScanSource's Form 10-K for the year ended June 30, 2017, as filed with the SEC. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. ScanSource disclaims any duty to update any forward-looking statements to reflect actual results or changes in expectations, except as required by law.
We will be discussing both GAAP and non-GAAP results during our call and have provided reconciliations between these amounts in our slide presentation and in our press release. These reconciliations can also be found on our website and have been filed with our Form 8-K. Mike Baur will now begin our discussion with an overview of our results.
Michael L. Baur, Chief Executive Officer:
Thanks, Mary, and thank you for joining us today. ScanSource delivered a solid quarter with strong gross margins, which offset lower-than-expected sales volumes. Our focus on value-added margins led to profitability improvements on a non-GAAP basis, including the strengthening of our non-GAAP operating margins, a key goal for fiscal year 2018.
We missed our sales forecast range principally from lower big deals in North America. This includes the timing of large federal deals that are now expected to close in our December quarter. Next quarter sales forecast reflects higher big deals and mid-single-digit organic sales growth. This quarter's lower big deals contributed to our higher gross margins, which is what we would normally expect to see.
In addition, we had a favorable benefit from our higher margin strategic acquisitions, Intelisys and POS Portal, as well as from attainment of certain vendor incentive programs. We had several positive sales trends this quarter. This includes a 7% net sales growth for our International business, driven by Europe point-of-sale and Barcode and

Network1 in Brazil. In addition, we made excellent progress on our 2018 growth initiatives, which are listed on Slide 4, and I'll review each of them now.
First of all, we had outstanding growth in mobile computing in all our geographies, with strong customer demand being driven in part by the mobility operating system refresh opportunity.
Second, we had a strong quarter in video surveillance, due to increased end-user demand for higher resolution images and more intelligent cameras, which allow more efficient processing. In addition, enterprise-class video solutions are now available for the SMB market at more affordable prices.
Our third initiative is growing and integrating POS Portal, an acquisition we completed on July 31. POS Portal brings a unique focus and expertise in serving the payments industry channel for 17 years with a deep and talented team. We are excited about what we can accomplish together, serving customers of all sizes, from SMB to enterprise.
During the quarter, we rolled out our PASS Program through POS Portal, with PASS being defined as portal assisted success sharing, to simplify the process for our retail VARs to begin selling payment terminals. The PASS program gives customers a knowledgeable resource at POS Portal for their pre-sales pricing and configuration support. As expected, POS Portal's higher margin business strengthened our financial results this quarter.
Our fourth initiative is in our communications business in North America, where we are assisting a key vendor move to a 2-tier channel model. During the quarter, the onboarding of ShoreTel direct partners to ScanSource for their premises business continued, as planned, and we have invested in dedicated resources to provide a higher level of value-added services. Our focus on a higher services mix in our communications business also contributed to better gross margins this quarter. As Mitel completed its acquisition of ShoreTel on September 25th, we see an even stronger and clearer opportunity to drive revenue growth through new channel programs.
The fifth growth opportunity for our company is continuing to grow the success of Intelisys, which had another record quarter. We achieved 21% year-over-year sales growth, a record quarter for new billings, and we had great success in recruiting new agents and VARs. By leveraging the ScanSource financial services programs, Intelisys launched a Purchasing Power Program to enable agents interested in selling products in addition to their telecom, cloud and cable services.
Intelisys' customer success management, that is staying close to agents, providing value-adds and building community, is an important competitive advantage. Their success with growing the business has encouraged us to accelerate the hiring of regional channel managers and sales engineers ahead of schedule. We believe this is critical to be in a position to take advantage of the tremendous channel opportunity ahead of us in telecom, cable and cloud services.
Our 6th initiative is our Network1 business in Brazil, which had strong year-over-year growth, driven by key vendors in the networking and security categories that include Cisco, Fortinet, VMware and Veritas. The Network1 team has been focused on recruitment and enablement of new customers, and they've developed a strong pipeline of business going into the December quarter. Network1 recently held its most successful and largest partner conference ever, called Take the Lead, with over 600 customers and vendors attending.
With that, I'd like to say welcome to our new director, Betty Temple. Betty is co-chair and CEO of Womble Bond Dickinson, a global top 100 law firm. Welcome her to our Board of Directors. Betty has been an incredibly effective leader of her law firm and has counseled both public and private companies on their highest strategic priorities. We are delighted to have Betty on our Board and share her expertise in the areas of risk management, corporate governance, acquisitions and securities regulation.
So with that, I'll turn the call over to Gerry to discuss our financial results in more detail and our outlook for next quarter.

Gerald Lyons, Executive Vice President and Chief Financial Officer:
Thanks, Mike. For the quarter, we delivered non-GAAP EPS of $0.76, within our expected range, while our net sales of $925 million fell below the low end of our expected range by $15 million. Next quarter, in our forecast, we are expecting higher net sales to include the timing of the large deals from this quarter, plus some additional sales.
First quarter GAAP diluted EPS of $0.16 per share was well below our forecasted range. In the month of September, during the final earnout year for Network1, we made the determination to change the estimates and recorded $12.7 million in expense for the change in fair value of contingent consideration for Network1.
Consolidated net sales for the quarter decreased 1% to $925 million. The dollar impact on sales due to foreign currency translation was a positive $8 million, and acquisitions added $21 million to net sales. Organic net sales for both segments declined year-over-year, principally from lower big deals in North America as described earlier.
Gross profit dollars increased 16% year-over-year from higher gross margins, despite the lower sales. Our first quarter 2018 gross profit was 11.5%, up from 9.8% for the prior year, due to the addition of acquisitions, lower big deals and better attainment of vendor programs.
On Slides 6 and 7, you can see our current quarter, sequential quarter and prior quarter margins by segment. SG&A expenses increased $9.9 million from the prior year quarter to $73 million for the first quarter of 2018. This increase reflects the addition of POS Portal and Intelisys, which was not fully reflected in the prior year quarter and to a lesser extent, higher bad debt expense.
Our first quarter 2018 non-GAAP operating income was $30.6 million, or 3.3% of net sales, compared to $26.7 million, or 2.9%, in the prior year quarter. A key financial goal for fiscal year 2018 is to expand our non-GAAP operating margin. We have $103 million contingent consideration on our September 30, 2017 balance sheet, reflecting the present value of expected future earnout payments for our acquisitions. For the first quarter, we recorded expense for the increase in fair value of contingent consideration of $16.9 million, which was much higher than expected from the $12.7 million for Network1 during the quarter.
For our second quarter 2018 forecast, we estimate the change in fair value of contingent consideration to be an expense of approximately $3 million, principally related to Intelisys.
Our effective tax rate was 39% for the first quarter of fiscal 2018, reflecting $300,000 for a discrete item. Excluding the recognition of that discrete item, the effective rate for the quarter ended September 30, 2017 would have been 35.5%. For the second quarter fiscal year 2018 forecast, we are using a 35.3% effective rate. First quarter fiscal year 2018 net income was $4.1 million, or $0.16 per diluted share, and non-GAAP net income of $19.4 million, or $0.76 per diluted share.
Now shifting to the balance sheet and to the capital allocation plan. Our working capital balance sheet and cash flow measures are referenced on Slides 8 and 9 in our presentation. Cash from operations consumed $37 million this quarter, principally from higher inventory levels, and we have $51 million of operating cash flow generated over the last 12 months.
Our inventory, excluding POS Portal, decreased to 5.8x from 6.2x last quarter and 6x for the year a quarter ago. The higher inventory levels include some strategic inventory purchases in inventory for big deals where the expected timing shifted to the December quarter.
Days sales outstanding, exiting POS Portal and Intelisys, came in at 63 days and reflects the aging of our receivables portfolio, primarily in North America. In addition, we experienced slower collections for our communications business in Latin America, including Brazil. And I want to note that our reseller financial services team worldwide has not changed our underwriting standards to take on more risk.

Our balance sheet remains very strong and continues to provide us with the ability to execute our capital allocation plan, which includes organic growth and strategic acquisitions. At September 30, 2017, we had cash and cash equivalent of approximately $24 million and debt of approximately $286 million for total net debt of approximately $262 million.
Our net leverage totaled roughly 2x trailing 12 months adjusted EBITDA, and our ROIC was 13% for the first quarter in fiscal 2018. On July 31, 2017, we closed on our acquisition of POS Portal and funded the initial cash purchase price of approximately $145 million with increased borrowings under our revolving credit facility. On August 8, 2017, we amended our revolving credit facility to increase committed borrowings from $300 million to $400 million. We now have a $400 million committed credit facility that matures April 3, 2022, to fund borrowings and to provide additional liquidity for investments.
Now turning to our forecast on Slide 10. We expect net sales for the second quarter fiscal 2018 to range from $950 million to $1.01 billion, GAAP diluted earnings per share to range from $0.54 per share to $0.60 per share and non-GAAP diluted earnings per share to range from $0.76 per share to $0.82 per share. Our forecast reflects mid-single-digit organic growth, a gross profit margin a little over 11% and includes POS Portal results for the full quarter. Our forecast also reflects higher average debt, principally from the POS Portal acquisition including a $13.2 million earnout payment to be made on November 30. The higher average debt also leads to a higher borrowing rate and, therefore, higher interest expense for the quarter.
We expect foreign currency translation to positively impact sales for the December quarter by approximately $14 million. The foreign exchange rates used in our forecast are summarized in our presentation slides. I'd now like to turn the call back over to Mike for closing comments.
Michael L. Baur, Chief Executive Officer:
Thanks, Gerry. As we indicated last quarter, our financial goals for fiscal year 2018 are to drive strong cash flow from operations, deliver double-digit adjusted EBITDA growth including POS Portal, expand non-GAAP operating margins and increase ROIC from the prior year. In addition, we will continue to execute our strategic plan to grow our business, organically and through acquisitions.
We will now open it up for questions.
QUESTION AND ANSWER SECTION
[Operator Instructions]
Operator:
Our first question comes from Adam Tindle of Raymond James.
<Q - Adam Tindle>: I just had a couple of questions on margins, maybe starting with gross margin. I understand that revenue was below your expectation in the quarter, but gross margin was near 11.5%. I know there are some temporary items like lower big deals and vendor program performance. But do you think with the mix of POS Portal that an 11-plus percent gross margin is a sustainable level? And I'm asking because I know it tends to decline sequentially in the December quarter, but I think you're still implying a gross margin around 11%. And I think this quarter typically represents the low point.
<A - Gerald Lyons>: Yes, Adam, this is Gerry. We did say that we are expecting margins in the December quarter to be above 11%. In terms of how long we can sustain that, I mean, I think what we've indicated previously on our call is it would be somewhere in that range, maybe the high 10s or low 11s.
<Q - Adam Tindle>: Okay. And then on operating margin, you alluded to the goal to improve operating margin for the year, and I wanted to dig into that more. I can't help but think there are some opportunity to improve non-GAAP operating margins in the comm business. It was in a 5-plus percent range over the past few years before Intelisys, which was accretive, but is now below this level. So do you think this is a segment that can get back to the 5-plus percent level that we've seen in years past? Or has there been structural changes that may not enable this? And if so, what needs to happen? And how do you think about the timing to get there?
<A - Michael L. Baur>: Adam, it's Mike. I'll take a shot at it first and see if Gerry wants to add to it. In the comms segment, we've had some tremendous changes from our vendor landscape, as you know, and I think that has contributed to some of the changes that we deliver is we've got a significant vendor as we all know that a year ago was going through some struggles, and at the same time, we are bringing on some new vendors. And so as we have worked through this past 12 months, I would say we're starting to see the benefit of bringing on some additional opportunities to replace some of the areas that we had some margin degradation. And to be honest, we not only lost margin. We also lost a percent -- we lost margin dollars. So we're actually having to -- if you think back a year ago, our comms businesses segment is fighting through a significant decline in what we used to achieve with one of our key vendors. And so we really think that this does show that we can bring it back. And if this -- some of our other vendors has a better outlook coming forward, that's going to help us as well. So we think there is upside to that opportunity, yes.
<Q - Adam Tindle>: Okay. And maybe one last one from me. You mentioned strength in the Europe POS & Barcode segments. I know there were some challenges in the region regarding the number of distributors serving key vendors and perhaps ScanSource not being recognized quite like it should from a margin perspective last quarter. Can you update us on how this developed?
<A - Michael L. Baur>: Yes. I think, Adam, the -- nothing changed there other than we continue to execute our normal plan of making sure that we're going to take advantage of vendor programs and opportunities to grow our business. And one of our key vendors in that marketplace is doing really, really well, and we're able to take advantage of the fact we had higher inventory levels. And I think that led to some market share gains we took in this quarter. So the overall market competitiveness really hasn't changed yet in Europe. We would like to see that change. We do believe as we discussed last quarter that the vendors are concerned about it, and we do expect that to get better, but that's not what attributed to our success this quarter. It's really doing our regular good job of making sure we have the right product available with excellent service to our customers and just outhustling our competitors. We really think that was the difference for this quarter.
Operator:
Our next question comes from Chris McGinnis of Sidoti Inc.
<Q - Chris McGinnis>: I guess, I'll just dig on the gross margin a little bit. Can you just maybe walk through the components of the increase and how much is sustainable since it sounds like it's going stay at these levels?
<A - Gerald Lyons>: Yes, Chris, this is Gerry. I think I (inaudible) have to walk through the components of it. But we've -- over time, you've seen us improve our gross margins, or our gross margins have improved from what they had historically been in that 9, 10 range, now in this very high 10s, low 11s, mid-11s in this quarter. And we really do expect that they're going to stay somewhere in that neighborhood, at the high 10s, low 11s.
<A - Michael L. Baur>: Yes, and maybe, Chris, this is Mike. One thing I would add is, I think, in our organic traditional hardware business, we believe we're still having to fight like heck to maintain a margin that historically has been that 9.5 to 10, right, for many, many, many years, over 10-plus years. It's still -- it's not any easier, and it's not without a lot of effort. And so again, I think trying to work with our customers to show that we bring value and work with our vendors to show them that we're bringing value is still a challenge. But clearly, the place that we're focused as much on as anything is these new opportunities with Intelisys and driving growth there and driving growth in POS Portal. Both of those, as you know, will drive our gross margin higher.
<Q - Chris McGinnis>: Great. Now that's very helpful. I appreciate that. And then the goal of improving the operating margin. How much help are you going to get from the new ERP system? And are you seeing any benefits from that at least in the margin side?

<A - Gerald Lyons>: Yes. So we've been on SAP now, what, about 1.5 years, 2 years. And I guess, I would say to you that we've seen some efficiencies and some improvements. There's still a lot more to do, from my perspective. Not -- I guess just to remind you, not all of our business is currently on that yet. We still got a large portion of our business in Brazil primarily that is not on SAP, and we're being very cautious about that. The tax rules in Brazil and just the way business is transacted there is incredibly complex, so we're making sure that, as we approach that, we're being very systematic about it. So there is a little bit, I think, that's -- that maybe you're seeing in the operating margins related to efficiencies from SAP, but there's a lot more to be had.
<Q - Chris McGinnis>: Okay. And one last one, I'll jump back in queue. Just on the balance sheet, you have that 2.0 ratio. I guess, just -- where do you feel comfortable for the right acquisition? I know you increased the -- your availability as well. So just wondering how much you would take it up for the right acquisition and maybe just near term, how you feel about the balance sheet?
<A - Gerald Lyons>: Sure. And I guess, the right answer is probably it depends. But if you -- if forced to give a number, I think what we're comfortable with is somewhere around 3x, if it's the right sort of opportunity. We're still expecting our business to generate cash or expecting our debt to come down. But if the right opportunity comes along, we'll certainly go up.
Operator:
Our next question comes from Keith Housum of Northcoast Research.
<Q - Keith Housum>: Mike, I was hoping you can maybe reconcile the commentary regarding large deals. Because I mean, we've looked at your guidance for next quarter and your performance last quarter, it sounded like large deals were prevalent. And I just want to -- And I only said fed deals, and fed deals are pushed off, but was this a matter of you guys chose to walk away from bidding from some large deals or just for a few months here, the large deals weren't to be had? And you guys can come back online? I'm just kind of reconciling the gap there.
<A - Michael L. Baur>: Yes, Keith, it's really a timing issue. We recognize the fact that we're always going after large deals. In this particular quarter, when we had forecast for the September quarter certain large federal deals, we had expected them to close, and we highlighted them because total government spends, as you know, at the end of September, they're finished. And yet sometimes, as in this case, the shipments don't happen until the following month or 2 months. Sitting here on November 6, we feel good that unlike typical when we have large deals that don't happen, we don't try to estimate for you guys will they happen or not, because sometimes it's competitive loss. In this case, these federal deals, we feel very good that they will complete. And sitting here in November 6, we have strong visibility. So if you take our forecast for the December quarter and you add it to our forecast for the September quarter, together they add up to what we thought. The timing was just off, Keith. That's all. It was just a timing difference.
<Q - Keith Housum>: Okay. And is this more limited to the federal deals than, let's say, retail or distribution?
<A - Michael L. Baur>: Yes, yes. And so any of those large deals, the ones that happened, and we're not forecasting them to somehow happen if they didn't, we wouldn't -- we generally don't do that. If we don't have a -- generally a POS deal or something happen, we don't count on them in the next quarter. We generally downplay the likelihood. In this case, we have a lot more certainty.
<Q - Keith Housum>: Got you. Okay. And then turning over to Network1. If I remember correctly, I think Network1, you guys didn't have a charge last quarter, if I (inaudible) you had a recovery. I mean, this quarter, you got a large charge for a change in fair value consideration. Was there -- something happened during the quarter? Was a much-improved performance that gives you a greater visibility outward that said that the Network1 value is significantly different than it was a quarter ago?
<A - Gerald Lyons>: Yes, Keith. I think there are really 2 things that sort of drove this in the quarter. So we -- as you know their business has been changing, and so we've made a fair amount of investments for both future growth and for future business. And so that, we recognized that in this particular quarter. And then also, there's some impacts from merger activity, us merging and combining our entities in Brazil. Both those things are really driving that change in the estimate.
<Q - Keith Housum>: Okay. And then if I can sneak in one more in here. Following the POS Portal acquisition, what will your leverage ratio be?
<A - Gerald Lyons>: I'm sorry, ask the question one more time?
<Q - Keith Housum>: Following the closing of the POS Portal acquisition, -- oh actually that occurred during the quarter, forget it, that question. I'm done.
<A - Gerald Lyons>: Okay. That's fine. Don't worry. I thought I misunderstood.
Operator:
Our next question comes from Andrew Spinola of Wells Fargo.
<Q - Andrew Spinola>: Mike, is the entire sort of rebound in the organic growth from the first fiscal quarter to the second entirely due to these federal orders that, I guess, is sort of, call it, 4% organic decline in Q1, and I think you're saying mid-single digits in Q2. Is that all the big deals?
<A - Michael L. Baur>: No, not necessarily. We did say in the prepared remarks that we had strong growth internationally. I would say that was a very good quarter, and they showed good results. And I would say in the December quarter, the federal business happening and, frankly, some other things happening for us are a part of that. So it does suggest that if you take again the 2 quarters and put them together versus a year ago, you got about, again, mid-single-digit growth rate organically, roughly.
<Q - Andrew Spinola>: Wouldn't it be -- so first half would be flat, sort of year-over-year, no?
<A - Michael L. Baur>: I don't think so.
<Q - Andrew Spinola>: First quarter was down 4%, right, organically and second quarter's up mid-single?
<A - Gerald Lyons>: Yes. So it would be slightly -- there'd be some slight growth there.
<A - Michael L. Baur>: You're right.
<Q - Andrew Spinola>: Okay. Just last question -- I was just kind of curious. I know you guys have the 2 new acquisitions that you're focused on. I think you called out 5 or 6 different target focus points going forward. I just wanted to ask you, Mike, we've seen all sorts of different things sort of developing in the sort of retail markets in terms of sort of RFID and tracking and things like that. I'm just wondering if with through your VARs and your relationships, if anything's sort of starting to percolate up in terms of increased interest in new types of solutions for the old POS barcode business or different ways to solve for point of sales. Has that picked up at your level? Or is it still kind of years off?
<A - Michael L. Baur>: Well, are you asking specifically about RFID or other things in ...
<Q - Andrew Spinola>: Yes, just number of different solutions I've seen where you can sort of walk in, use an application with a smartphone, kind of track what's in your bag, and then walk right out, and potentially eliminate the need for point-of-sale. I'm just kind of wondering where those are and their development from your vantage point.
<A - Michael L. Baur>: Yes, I think the part that we are seeing is not that exactly, but it is more self-serve. So if you think of self-serve as a combination of kiosk and mobile. We've seen substantial new customer wins in self-serve. And again, some people call it self-serve, you do it on your phone, some are doing it, and what we're seeing more of are some of the walk in a store and place your order. In this case, think hospitality, restaurants, quick serve and place your order, whether that's Panera, McDonald's, et cetera. We see that definitely as a big trend. Haven't heard that there's yet anything beyond the pilot phase for someone using what was rolled out 10 years ago was a self-scanning device that you would then exit and dock the device and pay your bill. That certainly could happen with the smartphone. There's no reason that can't. Just haven't seen that, haven't heard that becoming a big issue yet. It's more combination of placing your order, and then using the kiosk as a way to digitally increase the value of the transaction. And that's what we're hearing more of.
Operator:
I show no further questions in the queue. At this time, I would like to turn the call back over to Mike Baur for closing remarks.
Michael L. Baur:
Thank you. Appreciate you joining us today. We expect to hold our next conference call to discuss December 31 quarterly results on Tuesday, February 6, 2018.
Operator:
Thank you, ladies and gentlemen, for attending today's conference. This concludes the program. You may all disconnect. Good day.